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Exhibit 10.8

MOLSON COORS BREWING COMPANY
2005 MOLSON COORS INCENTIVE PLAN
(MCIP)

PARTICIPANTS:

        The following employees are eligible to participate in the 2005 Molson Coors Incentive Plan (the "Plan"):

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  All exempt employees working in business units: Coors US, Molson Canada, CBW or Corporate Center

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  All non-exempt employees who are not working in a plant production environment

        See Schedule A attached hereto and hereby made a part of this Plan for clarification on grade levels participating in this Plan.

BONUS PAYOUT PARAMETERS:

        All participants will be evaluated based on two or more bonus components, including the achievement of Company and/or Business Unit profit/volume performance goals, individual performance goals, and plant goals, if applicable.

        Participants who are newly hired or promoted into an eligible position during the Plan year (defined as the company's accounting year) will be eligible to receive a prorated share of the incentive payment based on the number of calendar days spent in an eligible position divided by the actual number of days during the Plan year. Non-exempt part-time participants will be eligible to receive a prorated incentive payment based on eligible standard hours worked in the Plan year (overtime hours are excluded for bonus calculations) as a percentage of standard full-time hours for the Plan year.

PARTICIPATION LEVELS AND PARAMETERS:

        Annual target payout percents are set based on salary bands or levels and positions. The salary bands, levels, positions and applicable participation target payout percents, as of January 1, 2005, or the new hire/promotion date if later, are depicted in Schedule A attached hereto and hereby made a part of this Plan.

        If a participant in the Plan changes salary bands/levels during the calendar year and the target payout percentage changes, the participant's bonus will be based upon a prorated calculation using the number of days during the calendar year in each salary band and applying the target percentages and performance goals applicable to each salary band. If a participant changes salary bands/levels during the year but the target payout percent does not change, the original salary band target and performance goals shall continue to apply and there shall be no proration of the bonus calculation.

        All participants will be measured on some combination of company/business unit and individual performance goals, depending on their position in the company, in accordance with the tables set forth in Schedule B.

COMPANY FINANCIAL TARGETS:

        Achievement of annual Company and/or Business Unit goals will be measured using two factors volume growth and profit growth. Volume growth for 2005 will be based on growth in sales removals for the Molson Canada, Coors US and CBW Business Units. Profit growth will be based on growth in earnings before interest and taxes ("adjusted EBIT") for all programs except the Molson Coors—Global program that will be measured on Pretax Earnings for 2005. The measurements will be calculated before special charges or credits and after incentive plan payouts (in millions), including special incentive plan arrangements; computed in accordance with the Company /Business Unit

Component Payout graph set forth on Schedule C attached hereto and hereby made a part of this Plan. Schedule C illustrates a performance matrix that will be used to establish payout targets for 2005. The same matrix will be used for participants in the Molson Canada, Coors-US and CBW programs with the appropriate targets set for volume and profit growth respectively.

        For 2005, the profit and volume targets are as follows:

Business Unit	Profit Growth Targets	Volume / Revenue Growth Targets
Molson Coors—Global	Pre-Tax Earnings (TBD)	Revenue (TBD)
Coors—US	EBIT (TBD)	Volume (TBD)
Molson—Canada	EBIT (TBD)	Volume (TBD)
CBW	(TBD)	Volume (TBD)

        At the Company's sole discretion, it may choose to use line/operational results as a substitute for certain organizational targets in lieu of the Company profit targets.

        Definitions:

        Adjusted EBIT—Earnings before Interest and Taxes for external financial reporting purposes as reflected in the financial statements and information to be included in the Company's Annual Report such financial statements and information hereafter referred to as the "Annual Financials". Earnings are defined as Revenues (amounts received from the sales of beer) less Costs (manufacturing costs including brewing, packaging, raw materials, and freight, and all other costs required to run the business including marketing, selling, support costs, etc.). This includes both Domestic and International and would also include the revenue and expenses associated with entering an international market.

        Volume—Based on sales removals, which are defined as the actual volume of beer removed from a Distributor to a Retailer for the Molson Canada, Coors US and CBW Business Units.

        Revenue—Based on total net sales for the Company.

        Pretax Earnings—Income before income taxes for external financial reporting purposes as reflected in the Annual Financials. Income is defined as Revenues (amounts received from the sales of beer) less Costs (manufacturing costs including brewing, packaging, raw materials, and freight, and all other costs required to run the business including marketing, selling, support costs, interest expense/(income), etc.). This includes both Domestic and International and would also include the revenue and expenses associated with entering an international market.

        Special Charges (Credits)—Extraordinary items (one-time unusual events) which are set forth on Schedule D attached hereto and hereby made a part of this Plan or which are otherwise separately identified in the Company's Annual Financials.

        If the Company profit goals are achieved, each eligible participant will receive a bonus with a portion based on the Company component. None of the Company bonus portion will be paid if growth falls below a minimum targets set forth in the following table.

Business Unit	Minimum Profit Growth Targets	Minimum Volume/ RevenueGrowth Targets
Molson Coors—Global	TBD	TBD
Coors—US	TBD	TBD
Molson—Canada	TBD	TBD
CBW	TBD	TBD

        Individuals with Plant responsibility will be linked to performance measures for hourly employees in Operations as set forth by Senior Operations Leadership, HR and Compensation.

INDIVIDUAL PERFORMANCE GOALS:

        The individual portion of the incentive is based on both Company profit/volume performance and achievement of individual performance goals. The individual incentive opportunity will increase or decrease, based on performance, according to whether an individual is Below Target (BT), On Target (OT), or Above Target (AT), according to guidelines developed by Human Resources, and on Company profit/volume performance, in accordance with the parameters set forth on Schedule E attached hereto and hereby made a part of this Plan. The actual individual multiplier to be used for each individual employee will fall within the ranges shown on Schedule E, depending upon both individual performance and Company performance, as determined by the supervisor of each individual employee.

        Individual performance goals will be documented and agreed upon by the later of February of the Plan year or 30 days after the start date in the Plan. Each participant will meet with his or her immediate supervisor to develop individual goals in support of the Company strategies. The participant will write these goals and the supervisor will approve on-line before implementation. At the end of the Plan year each supervisor must submit on-line the results of each individual performance goal and an individual performance multiplier, which shall fall within the parameters set forth on Schedule C, based upon both individual and Company performance.

PLANT PERFORMANCE:

        The final portion of the bonus applies to those individuals with plant responsibilities. This piece will be funded separately from the corporate component, according to specific plant performance measures as identified by Human Resources and plant senior management. Payouts will be based on achievement against specifically identified goals.

COVERED EMPLOYEE ANNUAL INCENTIVE AWARDS

        In order to preserve the deductibility of bonuses paid pursuant to this Plan as "performance-based compensation" under Code Section 162(m), the final determination and payment of bonuses to the Company's Chief Executive Officer and to the deduction limitations of Section 162(m) of the Code ("Covered Employees") shall be subject to the provisions of a separate Covered Employee Annual Incentive Award under the Company's shareholder-approved Incentive Compensation Plan.

FORM AND TIMING OF PAYMENTS:

        At the end of the plan year final awards will be calculated. The payment of the Company bonus to certain individuals shall be subject to the additional Compensation Committee of the Board of Directors certification requirements described below. Payments will be made as soon as practicable after the end of the plan year and after any necessary Compensation Committee certification required under this Plan.

FEDERAL, STATE AND FICA TAX WITHHOLDING:

        The Company will be required to withhold all applicable payroll taxes based on the employee's location.

TAX TREATMENT:

        Participants realize taxable income at the date the incentive payout is received.

DISCLAIMER:

        The Compensation Committee of the Board of Directors reserves the right to change, amend or terminate this Plan at any time, for any reason at its sole discretion. This Plan supersedes all prior documentation relating to the Annual Molson Coors Incentive Plan.

NOT AN EMPLOYMENT CONTRACT:

        At no time is this Plan to be considered an employment contract between the participants and the Company. It does not guarantee participants the right to be continued as an employee of the Company. It does not affect a participant's right to leave the Company or the Company's right to discharge a participant.

TERMINATION PROVISIONS:

        Participants must be on the payroll as of 1-1-2006 to receive payment; with the exception of those US leaders who have Change in Control agreements who must be on the payroll as of 3-1-2006. Any exceptions must be approved by the CEO, or by the Committee with respect to Covered Employees whose compensation is subject to the deduction limitations of section 162(m) of the Code. Participants on LOA (leave of absence) will receive a prorata share based on days worked.

SCHEDULE A

Participation Levels

Coors US, CBW Business Units, Corporate

Level	Current
L0	100%
L01	65%
L02	55%
L03	45%
L04	40%
E08	30%
E07	25%
E06	20%
E05	15%
E01—E04	10%
N01—N11	5%

Molson Business Units

Level	Current
CEO	100%
COO	75%
CFO	50%
13	40%
12	35%
11	30%
10	25%
9	20%
8	18%
7	15%
6	12%
5	10%
3/4	8%
1/2	6%

Schedule B

Component Weightings

US, CBW, Global Business Units

	2005
Level
	Company	Individual
LOO	100%	0%
L01	100%	0%
L02 L03 L04	75%	25%
E08	60%	40%
E01-E07 N01-N11	50%	50%

Coors US Plant and Multi-Plant Programs

	2005
Level
	Company	Plant	Individual
L03 L04	55%	20%	25%
E08	30%	30%	40%
E01-E07 N01-N11	20%	30%	50%

Molson Business Unit

	2005
Level
	Company	Individual
COO	100%	0%
10-13	75%	25%
8-9	60%	40%
4-7 1-3	50%	50%

SCHEDULE E

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  Exhibit 10.8
MOLSON COORS BREWING COMPANY 2005 MOLSON COORS INCENTIVE PLAN (MCIP)